Exhibit 99.1

MDU Communications Closes
$16.25M Private Equity Financing to Accelerate Growth

TOTOWA, NJ, November 24, 2004 - MDU Communications International, Inc. (OTCBB: MDTV), a leading end-to-end provider of DIRECTV® digital satellite television programming, private cable video solutions and broadband Internet services to the United States residential multi-dwelling unit market, today announced that it has completed a $16.25 million private equity placement, pursuant to which the Company sold 6,063,400 units, each unit consisting of one share of common stock and three-tenths of one three-year warrant to purchase one share of common stock at an exercise price of $3.40 per share, to accredited investors at a per unit price of $2.68. After the payment of fees and expenses, the Company expects to receive net proceeds of approximately $15.0 million. CRT Capital Group LLC acted as placement agent for the financing.

About MDU: MDU Communications International, Inc. (OTCBB: MDTV), through its wholly owned subsidiary MDU Communications (USA) Inc., is a leading full service provider of premium communication/information services, including DIRECTV® digital satellite television, private cable television services and high-speed (broadband) Internet access, exclusively to the United States multi-dwelling unit (MDU) marketplace - estimated to include 26 million residences. The Company is committed to delivering state-of-the-art and next generation interactive communication service solutions to MDU property owners and residents. For additional information, please see www.mduc.com or contact Investor Relations.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements relating to subscriber and revenue growth of the Company. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements, including, but not limited to, fluctuations in operating results and operating plans, deployment of new subscribers, closing of certain acquisitions, market forces, supplier negotiations and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s 10-KSB for year ended September 30, 2003, amended on March 16, 2004, and incorporated herein by reference.

The Company’s filings, including current financial reports, can be accessed through the EDGAR database at www.sec.gov.